EXHIBIT A




                           SCHEDULE OF TRANSACTIONS BY
                         TRIAGE CAPITAL MANAGEMENT L.P.

  DATE OF PURCHASE         NUMBER OF SHARES OF COMMON             AGGREGATE
      ON NASDAQ                 STOCK PURCHASED                PRICE PER SHARE
--------------------------------------------------------------------------------

        9/16/03                      60,000                         $2.15


                            SCHEDULE OF TRANSACTIONS BY
                             TRIAGE OFFSHORE FUND, LTD.

  DATE OF PURCHASE            NUMBER OF SHARES OF                 AGGREGATE
      ON NASDAQ              COMMON STOCK PURCHASED            PRICE PER SHARE
--------------------------------------------------------------------------------

        9/16/03                     240,000                         $2.15